CONSENT OF INDEPENDENT ACCOUNTANTS

     We hereby consent to the use in the Prospectus constituting part of this Post-Effective Amendment No. 22 to the Separate Account B registration statement on Form S-6 (the "Registration Statement") of our report dated February 25, 1999, relating to the financial statements of The Guardian Separate Account B and our report dated February 25, 1999, relating to the statutory basis financial statements of The Guardian Insurance & Annuity Company, Inc., which appear in such Registration Statement. We also consent to the reference to us under the heading "Independent Accountants" in such Registration Statement.

/s/ PricewaterhouseCoopers LLP

PricewaterhouseCoopers LLP
New York, New York
April 26, 1999